EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 04/06/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.00%	1.00%	-6.51%
Class B Units	0.98%	0.98%	-6.72%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED APRIL 6, 2007

The Grant Park Futures Fund recorded gains during the first week of April; positions in the currencies, metals and energy complex were responsible for the bulk of trading profits. Losses came mainly from the interest rate sector.

Long positions in the currency sector were profitable after the U.S. dollar weakened against most of its major trading partners. The dollar touched two-year lows against the euro early in the week on surveys showing weaker-than-expected forecasts on U.S. manufacturing and service industry data. Short positions in the cross-rates also gained ground as the Japanese yen fell 1.5% relative to the euro.

Long positions in the metals market provided gains as concerns over supply coupled with strong demand from China pushed some base metal prices to record levels during the week. Copper prices at the London Metals Exchange reached five-month highs as imports to China during January and February were reported up 17% from the same period last year. Long positions in the nickel market gained ground as that contract closed 9% higher for the week.

Prices for unleaded gasoline were higher for the week, resulting in gains for long positions in the energy sector. Prices spiked after a U.S. Department of Energy report showed that gasoline inventories fell during the previous week and that demand was 1.7% higher from the same period a year ago.

Lastly, long positions in the interest rate sector sustained losses as prices for fixed income instruments fell in response to the March report on U.S. non-farm payrolls. The employment report showed that the U.S. economy added 180,000 jobs during the month versus economists’ forecasts of a 135,000 increase in payrolls; the unemployment rate fell to 4.4%. Long positions in the Eurodollar contract lost ground as prices at the short end of the yield curve fell on the news, which lessened the likelihood of an interest rate cut by the Federal Reserve during the coming months according to analysts. Long positions in the Treasury market also experienced losses after prices for Ten-year notes traded lower in response to the data.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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